As filed with the Securities and Exchange Commission on May 28, 2010

Registration No.:__________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA ARMCO METALS, INC.
(Exact name of registration as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

26-0491904
(I.R.S. Employer Identification Number)

One Waters Park Drive, Suite 98 San Mateo, CA 94403 650-212-7620
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kexuan Yao China Armco Metals, Inc. One Waters Park Drive, Suite 98 San Mateo, CA 94403 650-212-7620
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
James M. Schneider, Esq. Schneider Weinberger & Beilly, LLP 2200 Corporate Boulevard N.W. Suite 210 Boca Raton, Florida 33431 telephone (561) 362-9595 telecopier (561) 362-9612

As soon as practicable after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $0.001 per share 1	1,538,464	$3.95	$6,076,933	$435
Common stock, par value $0.001 per share 2	1,538,464	$7.50	$12,115,403	864
	3,076,928			$1,299
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1
Represents shares of common stock which are presently outstanding. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the average of the high and low sale price of the common stock as reported on the NYSE Amex on May 25, 2010.

2	Represents shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $7.50 per share which become exercisable on October 20, 2010.

To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the warrants in the event of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 28, 2010

PROSPECTUS

China Armco Metals, Inc.

3,076,928 shares of Common Stock

This prospectus relates to periodic offers and sales of 3,076,928 shares of our common stock by the selling security holders which includes 1,538,464 shares which are presently outstanding and 1,538,464 shares issuable upon the exercise of outstanding warrants which become exercisable on October 20, 2010.

We will not receive any proceeds from the sale of the shares by the selling security holders.  To the extent the warrants are exercised on a cash basis, we will receive proceeds of the exercise price.  The shares of common stock are being offered for sale by the selling security holders at prices established on the NYSE Amex during the term of this offering.  These prices will fluctuate based on the demand for the shares of common stock.

For a description of the plan of distribution of these shares, please see page 16 of this prospectus.

Our common stock is quoted on the NYSE Amex under the symbol "CNAM".  On May 25, 2010 the last reported sale price for our common stock was $3.95 per share.
____________________

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about the risks of investing in our common stock.
____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this Prospectus is ________, 2010

PROSPECTUS SUMMARY

The following is a general summary of the information contained in this prospectus.  It does not include all of the information that you should consider before investing in our securities.  You should read this entire prospectus, the documents incorporated by reference into this prospectus and any accompanying prospectus supplement before making an investment decision.

We import, sell and distribute metal ore and non-ferrous metals to the metal refinery industry in China.  Our products include a range of metal ore such as iron ore, coal, chrome ore, nickel ore, copper ore, scrap metal, and manganese ore.  We obtain metal ore from global suppliers in Brazil, India, South America, Oman, Turkey, Nigeria, Indonesia and the Philippines.  We have established strong relationships with our clients and service their needs through our internal sales representatives.

We have established cooperative business relationships with global suppliers of metal ore and the PRC’s large iron and steel enterprises.  We enter into either long-term contracts with both suppliers and customers or spot price contracts based on market conditions and availability of supply.  Overseas supplier’s ship cargo to a designated seaport in the People’s Republic of China (PRC) and, in most of cases, the cargo is then shipped to customers directly. Payments are made in the form of telegraphic transfer (T/T) and by a letter of credit, depending on the transaction terms specified in the contract. Our customer or supplier is generally responsible for all shipping costs.

We were incorporated in Nevada in 2007.  Our principal executive offices are located at One Waters Park Drive, Suite 98, San Mateo, California  94403.  Our telephone number at this location is 650-212-7620. Our web site is www.armcometals.net.  The information which appears on our web site is not part of this prospectus.

When used in this prospectus the terms "China Armco", "we", "us" or "our" refers to China Armco Metals, Inc., a Nevada corporation,  and its subsidiaries.

COMMON STOCK OFFERED

Under this prospectus, the selling security holders listed in the section of this prospectus entitled “Selling Security Holders” may offer and sell up to 3,076,928 shares of our common stock, which includes 1,538,464 shares which are presently outstanding and 1,538,464 shares which are issuable upon the exercise of five year common stock purchase warrants which are exercisable at $7.50 per share.  These securities were issued by us in a private offering in April 2010 which resulted in gross proceeds to us of $10,000,016.

USE OF PROCEEDS

We will not receive any proceeds from the sales of the common stock offered by this prospectus.  To the extent the warrants are exercised on a cash basis, we will receive proceeds of the exercise price.  Any proceeds we receive from the exercise of the warrants will be used by us for general corporate purposes.

RISK FACTORS

An investment in our common stock involves a significant degree of risk.  You should not invest in our common stock unless you can afford to lose your entire investment.  You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

RISKS RELATED TO OUR BUSINESS

WE OPERATE IN A BUSINESS THAT IS CYCLICAL AND WHERE DEMAND CAN BE VOLATILE, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

We operate in a business that is cyclical and where demand can be volatile, which could have a material adverse effect on our results of operations and financial condition.  The timing and magnitude of the cycles in the business in which we operate are difficult to predict.  Purchase prices for the raw materials we purchase including metal ore and scrap metal, and selling prices for our products such as metal ore, scrap and recycled metal are volatile and beyond our control.  While we attempt to respond to changing raw material costs through adjustments to the sales price of our products, our ability to do so is limited by competitive and other market factors.  Differences in economic conditions between the foreign markets, where we acquire our metal ore and a significant portion of our scrap metal, and the markets in the PRC, where we sell our products, could have an impact on our operating income.  A significant reduction in selling prices for our products may adversely impact both our operating income and our ability to recover purchase costs from end customers.  A decline in market prices for our products between the date of the sales order and shipment of the product may impact the customer’s ability to obtain letters of credit to cover the full sales amount.  A decline in selling prices for our products coupled with customers failing to meet their contractual obligations may also result in a net realizable value adjustment to the average cost of inventory to reflect the lower of cost or fair market value.  Additionally, changing prices could potentially impact the volume of raw materials available to us, the volume of ore and processed metal sold by us and inventory levels.  The cyclical nature of our businesses tends to reflect and be amplified by changes in general economic conditions, both domestically and internationally. For example, during recessions such as the one currently being experienced, the automobile and construction industries typically experience cutbacks in production, resulting in decreased demand for steel, copper and aluminum. This can lead to significant decreases in demand and pricing for our metal ore and recycled metal.

OUR BUSINESS DEPENDS ON ADEQUATE SUPPLY AND AVAILABILITY OF RAW MATERIALS.

Our business requires raw materials that are sourced from third-party suppliers.  We rely on other suppliers, as well as industry supply conditions generally, which involves risks, including the possibility of increases in raw material costs and reduced control over delivery schedules.  As a result, we may not be able to obtain an adequate supply of quality raw materials in a timely or cost-effective manner.

THE PRINCIPAL MARKETS WE SERVE ARE HIGHLY COMPETITIVE.

Many factors influence our competitive position, including product differentiation, geographic location, contract terms, business practices, customer service and cost reductions through improved efficiencies.  An increase in competition or our inability to remain competitive could cause us to lose market share, increase expenditures, and reduce pricing, which could have a material adverse effect on our results of operations and financial condition.

DURING UNCERTAIN ECONOMIC CONDITIONS CUSTOMERS MAY BE UNABLE TO FULFILL THEIR CONTRACTUAL OBLIGATIONS.

We enter into sales contracts preceded by negotiations that include fixing price, quantities, shipping terms and other contractual elements.  Upon finalization of these terms and satisfactory completion of other contractual contingencies by us, our customers typically open a letter of credit to satisfy their obligation under the contract prior to shipment by us.  Although not considered normal course of business, during uncertain economic conditions, we are at risk on consummating the transaction until successful completion of the letter of credit.  As a result, the customer may not be able to fulfill our obligation under the contract in times of illiquid market conditions.

IF WE WERE TO LOSE ORDER VOLUMES FROM ANY OF OUR MAJOR CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY AND OUR CASH FLOWS MAY BE REDUCED.

In 2009, our five largest customers were responsible for 79.0% of our total consolidated revenues. In addition, we entered into a scrap metal supply contract with a China steel producer to supply up to 23,000 tons of a mixture of scrap metal, crushed aggregates, charging materials and heavy scrap.  This contract calls for delivery of these materials over a 10 month period which we expect to fulfill with our expected production to begin in June 2010.  Subsequent orders are expected to follow upon our receipt of a monthly order from the buyer with pricing and terms determined on the 25th of each month to calculate the following month’s unit price per ton.  These customers purchase products from us on a spot or short term contract basis and may choose not to continue to purchase our products or purchase them at prices that are not favorable to us.  A loss of order volumes from any major customer, a significant reduction in their purchase orders or a decrease in the sales price could negatively affect our financial condition and results of operations by lowering sales volumes and gross margins, increasing costs and lowering profitability.

EQUIPMENT UPGRADES AND EQUIPMENT FAILURES MAY LEAD TO PRODUCTION CURTAILMENTS OR SHUTDOWNS.

We have never operated a recycling facility until March 2010.  Also, our recycling process depends upon critical pieces of equipment, including shredders and cranes, which may be out of service occasionally for scheduled upgrades or maintenance or as a result of unanticipated failures.  Although construction of our recycling facilities was completed in March 2010, they are subject to equipment failures and the risk of catastrophic loss due to unanticipated events such as fires, accidents or violent weather conditions. As a result, we may experience interruptions in our processing capabilities, which could have a material adverse effect on our results of operations and financial condition.

WE NEED ADDITIONAL FINANCING TO FUND EXPANSION OF OUR RECYCLING FACILITY AND WORKING CAPITAL FOR OUR METAL ORE BUSINESS WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. ADDITIONAL CAPITAL RAISING EFFORTS IN FUTURE PERIODS MAY BE DILUTIVE TO OUR THEN CURRENT STOCKHOLDERS OR RESULT IN INCREASED INTEREST EXPENSE IN FUTURE PERIODS.

Although we raised $10.0 million in an offering of our common stock and warrants and $11.7 million from the exercise of warrants and a stock option in April 2010, we may need to raise additional capital to carry out our plans to expand the capacity of our recycling facility and increase the volume of our purchases of the metal ore we resell.  Our future capital requirements depend on a number of factors, including the scope of our recycling facility expansion and the amount of available metal ore, our ability to grow revenues from other sources, our ability to manage the growth of our business and our ability to control our expenses.  Also, if we raise additional capital through the issuance of debt, this will result in increased interest expense.  If we raise additional capital through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution.  As we will generally not be required to obtain the consent of our stockholders if we elect to expand our recycling facility or purchase more raw materials required in our operations, stockholders are dependent upon the judgment of our management in determining the number of, and characteristics of, stock issued to raise funds for these purposes and others. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.  We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all. If we do not raise capital as needed, our ability to expand our business will be limited.

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our sales and marketing operations and efficiently operate our recently constructed scrap metal recycling facility.  This expansion will place a significant strain on our management and our operational, accounting, and information systems.  We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems.  We will also need to effectively recruit, train, motivate, and manage our employees.  Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

CERTAIN AGREEMENTS TO WHICH WE ARE A PARTY AND WHICH ARE MATERIAL TO OUR OPERATIONS LACK VARIOUS LEGAL PROTECTIONS WHICH ARE CUSTOMARILY CONTAINED IN SIMILAR CONTRACTS PREPARED IN THE UNITED STATES.

Our subsidiaries include companies organized under the laws of the PRC and all of their business and operations are conducted in the PRC and Hong Kong. We are a party to certain contracts related to our operations in the PRC and Hong Kong.  While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain clauses which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses.  Because our contracts in the PRC omit these customary clauses, notwithstanding the differences in Chinese and U.S. laws, we may not have the same legal protections as we would if the contracts contained these additional clauses.  We anticipate that our Chinese and Hong Kong subsidiaries will likely enter into contracts in the future which will likewise omit these customary legal protections.  While we have not been subject to any adverse consequences as a result of the omission of these customary clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to a dispute which could have been avoided if the contracts included customary clauses in conformity with U.S. standards.  Contractual disputes which may arise from this lack of legal protection could divert management's time from the operation of our business, require us to expend funds attempting to settle a possible dispute, limit the time our management would otherwise devote to the operation of our business, and have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of our executive officers, Kexuan Yao, our Chairman and Chief Executive Officer and Fengtao Wen, our Chief Financial Officer.  The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects.  We do not maintain key man life insurance on the lives of these individuals.

RISKS RELATED TO DOING BUSINESS IN CHINA

SUBSTANTIALLY ALL OF OUR ASSETS AND ALL OF OUR OPERATIONS ARE LOCATED IN THE PRC AND ARE SUBJECT TO CHANGES RESULTING FROM THE POLITICAL AND ECONOMIC POLICIES OF THE PRC GOVERNMENT.

Our business operations could be restricted by the political environment in the PRC.  The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China.  In recent years, however, the government has introduced reforms aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations.  Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment.  Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.  Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of the PRC, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock.

WE CANNOT ASSURE YOU THAT THE CURRENT PRC GOVERNMENTAL POLICIES OF ECONOMIC REFORM WILL CONTINUE. BECAUSE OF THIS UNCERTAINTY, THERE ARE SIGNIFICANT ECONOMIC RISKS ASSOCIATED WITH DOING BUSINESS IN THE PRC.

Although the majority of productive assets in the PRC are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourages private economic activity.  In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC.  Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

•	the Chinese government will continue its pursuit of economic reform policies;
•	economic policies, even if pursued, will be successful;
•	policies will not be significantly altered from time to time; or
•	operations in the PRC will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue.  Because our business model is dependent upon the continued economic reform and growth in the PRC, any change in Chinese government policy could materially adversely affect our ability to continue to expand our business.  The PRC's economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing.  Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in the PRC will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to us.

THE PRC GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH OUR PRC SUBSIDIARIES MUST CONDUCT THEIR BUSINESS ACTIVITIES.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities.  The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions of the PRC, and could require us to divest ourselves of any interest we then hold in our Chinese subsidiaries.

FUTURE INFLATION IN THE PRC MAY INHIBIT ECONOMIC ACTIVITY IN THE PRC.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  During the past 10 years, the rate of inflation in the PRC has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  While inflation has been more moderate since 1995, high inflation in the future could cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in the PRC.  Any actions by the PRC government to regulate growth and contain inflation could have the effect of limiting our ability to grow our revenues in future periods.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD INTERRUPT OUR OPERATIONS.

A renewed outbreak of SARS or another widespread public health problem in the PRC could have a negative effect on our operations.  Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations;
•	the sickness or death of our key management and employees; or
•	a general slowdown in the Chinese economy.

An occurrence of any of the foregoing events or other unforeseen consequences of public health problems could result in a loss of revenues in future periods and could impact our ability to conduct the operations of our Chinese subsidiaries as they are presently conducted.  If we were unable to continue the operations of our Chinese subsidiaries as they are now conducted, our revenues in future periods would decline and our ability to continue as a going concern could be in jeopardy.  If we were unable to continue as a going concern, you could lose your entire investment in our company.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY. WE MAY NOT HAVE READY ACCESS TO CASH ON DEPOSIT IN BANKS IN THE PRC.

Because a substantial portion of our revenues are in the form of Renminbi (RMB), the main currency used in the PRC, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside the PRC or to make dividend or other payments in U.S. Dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business.  In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in the PRC, and companies are required to open and maintain separate foreign exchange accounts for capital account items.  We cannot be certain that we could have ready access to the cash should we wish to transfer it to bank accounts outside the PRC nor can we be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO POLICIES REGARDING THE REGULATION OF FOREIGN INVESTMENTS IN THE PRC.

The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedent, unlike the common law system prevalent in the United States.  The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises.  As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter.  The PRC's regulations and policies with respect to foreign investments are evolving.  Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published.  Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis.  The uncertainties regarding such regulations and policies present risks which may affect our current operations and future plans in the PRC.  If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in the steel industry could be limited which could result in a loss of revenue in future periods which could have a material adverse effect on our business, financial condition and results of operations.

REGULATIONS RELATING TO OFFSHORE INVESTMENT ACTIVITIES BY PRC RESIDENTS MAY INCREASE THE ADMINISTRATIVE BURDEN WE FACE AND CREATE REGULATORY UNCERTAINTIES THAT MAY LIMIT OR ADVERSELY AFFECT OUR ABILITY TO COMPLETE A BUSINESS COMBINATION WITH PRC COMPANIES.

Regulations were issued on November 1, 2005 (SAFE Circular 75), on September 2006 (2006 M&A Rules), and on May 29, 2007 (SAFE Implementation Notice 106), by the PRC State Administration of Foreign Exchange, or SAFE, that will require approvals from, and registrations with, PRC government authorities in connection with direct or indirect offshore investment activities by PRC residents and PRC corporate entities; however, there has been a recent announcement that such regulations may be partially reversed.  The SAFE regulations retroactively require approval and registration of direct or indirect investments previously made by PRC residents in offshore companies.  In the event that a PRC stockholder with a direct or indirect stake in an offshore parent company fails to obtain the required SAFE approval and make the required registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries.  Further, failure to comply with the various SAFE approval and registration requirements described above, as currently drafted, could result in liability under PRC law for foreign exchange evasion.  The regulations discussed could also result in the relevant Chinese government authorities limiting or eliminating our ability to purchase and retain foreign currencies in the future, which could limit or eliminate our ability to pay dividends in the future.  More recently, however, new regulations have been drafted that would partially reverse the policy that requires Chinese companies to obtain permission from SAFE to own overseas corporate entities.

As a result of the lack of implementing rules, the uncertainty as to when the new draft regulations will take effect, and uncertainty concerning the reconciliation of the new regulations with other approval requirements, it remains unclear how these existing regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities.  We believe that our acquisition of Armco & Metawise complies with the relevant rules. As a result of the foregoing, however, we cannot assure you that we or the former owners of Armco & Metawise or owners of a target business we might acquire, as the case may be, will be able to complete the necessary approval, filings and registrations for a proposed business combination if such approval were required.  This may restrict our ability to implement our business combination strategy and adversely affect our operations.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PRC.

PRC companies have in some cases, been resistant to the adoption of Western styles of management and financial reporting concepts and practices, which include sufficient corporate governance, internal controls and, computer, financial and other control systems.  In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulties in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards with future acquisitions.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls. Any such deficiencies, weaknesses or lack of compliance could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR SECURITIES

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

Provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.  In addition, certain provisions of the Nevada Revised Statutes also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.  Further, our Articles of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors in their sole discretion.  Our Board of Directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

OUR CONTROLLING SECURITY HOLDERS MAY TAKE ACTIONS THAT CONFLICT WITH YOUR INTERESTS.

As of May 18, 2010, our executive officers and directors beneficially own approximately 50% of our common stock. These individuals may be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies.  The directors elected by these stockholders will be able to significantly influence decisions affecting our capital structure. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.  For example, our controlling stockholders will be able to control the sale or other disposition of our operating businesses and subsidiaries to another entity.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

It is possible that the selling security holders will offer all of the shares for sale.  Further because it is possible that a significant number of shares of our common stock could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price for our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report prospectus forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus, our Annual Report on Form 10-K for the year ended December 31, 2009 and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance.

    We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.  In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results.  A list of factors that could cause our actual results of operations and financial condition to differ materially is set forth below, and these factors are discussed in greater detail earlier in this prospectus under Risk Factors.

•	We operate in a business that is cyclical and where demand can be volatile.
•	Our dependence on adequate supply and availability of raw materials.
•	The principal markets we serve are highly competitive.
•	Our customers’ inability to fulfill their contractual obligations during uncertain economic conditions.
•	Loss of order volumes from any of our major customers could result in a significant decline in our sales and our cash flows may be reduced.
•	Equipment upgrades and equipment failures may lead to production curtailments or shutdowns.
•	Our need for additional financing to fund expansion of our recycling facility and working capital for our metal ore business and the potentially dilutive effects of those activities.
•	Our ability to manage growth in operations to maximize our potential growth and achieve our expected revenues.
•
The lack various legal protections in certain agreements to which we are a party and which are material to our operations which are customarily contained in similar contracts prepared in the United States.

•	Our dependence on our key management personnel.
•	The effect of changes resulting from the political and economic policies of the Chinese government on our assets and operations located in the PRC.
•	The influence of the Chinese government over the manner in which our Chinese subsidiaries must conduct our business activities.
•	The impact on future inflation in the PRC on economic activity in the PRC.
•	The impact of any recurrence of severe acute respiratory syndrome, or SAR’s, or another widespread public health problem.
•	The limitation on our ability to receive and use our revenues effectively as a result of restrictions on currency exchange in the PRC.
•	Our ability to enforce our rights due to policies regarding the regulation of foreign investments in the PRC.
•
The restrictions imposed under recent regulations relating to offshore investment activities by Chinese residents and the increased administrative burden we face and the creation of regulatory uncertainties that may limit or adversely affect our ability to complete the business combination with our PRC based subsidiaries.

•	Our ability to comply with the United States Foreign Corrupt Practices Act which could subject us to penalties and other adverse consequences.
•	Our ability to establish adequate management, legal and financial controls in the PRC.
•	The provisions of our articles of incorporation and bylaws which may delay or prevent a takeover which may not be in the best interests of our stockholders.
•	Our controlling stockholders may take actions that conflict with your interests.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SELLING SECURITY HOLDERS

At May 18, 2010 there were 14,150,845 shares of our common stock issued and outstanding.  This prospectus relates to periodic offers and sales by the selling security holders listed below and their pledgees, donees and other successors in interest.  The following table sets forth:

•           the name of each selling security holder,
•           the number of shares owned, and
•           the number of shares being registered for resale by the selling security holder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus.  All of the securities owned by the selling security holders may be offered hereby.  Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby.  If all the securities offered hereby are sold, the selling security holders will not own any securities after the offering.

Name of Selling Security Holder	Number of Shares Owned	Shares to be Offered	Shares to be Owned After Offering	Percentage to be Owned After Offering
Bristol Investment Fund, Ltd. 1	92,308	92,308	0	-
Jayhawk Private Equity Fund II, LP 2	307,692	307,692	0	-
Ancora Greater China Fund, LP 3	320,515	153,848	166,667	*
Richard Church 4	100,000	100,000	0	-
Hudson Bay Fund LP 5	344,400	344,400	0	-
Hudson Bay Overseas Fund, Ltd. 6	601,754	601,754	0	-
Taylor International Fund Limited 7	307,694	307,694	0	-
2035718 Ontario Inc. 8	1,076,924	1,076,924	0	-
Blue Earth Fund LP 9	92,308	92,308	0	-
TOTAL		3,076,928
———————
* represents less than 1.0%.

1           Bristol Investment Fund, Ltd. is the record holder of 46,154 shares of our common stock and warrants to purchase 46,154 shares of our common stock which are exercisable at $7.50 per share.  The number of shares offered includes 46,154 shares which are presently outstanding and 46,154 shares issuable upon the exercise of warrants.

The warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.9% of our then outstanding common stock. Bristol Capital Advisors, LLC is the investment advisor to Bristol Investment Fund, Ltd.  Paul Kessler is the manager of Bristol Capital Advisors, LLC and as such as voting and investment control over the securities held by Bristol Investment Fund, Ltd.  Mr. Kessler disclaims beneficial ownership of these securities.

2           Jayhawk Private Equity Fund II, LP is the record holder of 153,846 shares of our common stock and warrants to purchase 153,846 shares of our common stock exercisable at $7.50 per share.  The number of shares offered includes 153,846 shares which are presently outstanding and 153,846 shares issuable upon the exercise of warrants.  The warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.9% of our then outstanding common stock.  Ken C. McCarthy is the natural person holding voting and dispositive control over securities held by Jayhawk Private Equity Fund II, LP.  Mr. McCarthy disclaims beneficial ownership of these securities.

3           Ancora Greater China Fund, LP is the record holder of 176,924 shares of our common stock and warrants to purchase 143,591 shares of our common stock of which 66,667 are exercisable at $5.00 per share and 76,924 are exercisable at $7.50 per share.  The number of shares offered includes 76,924 shares which are presently outstanding and 76,924 shares issuable upon the exercise of warrants exercisable at $7.50 per share.  The warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.9% of our then outstanding common stock.  John P. Miklitsch has voting and dispositive control over securities held by Ancora Greater China Fund, L.P.  Ancora Advisors, LLC is the General Partner of Ancora Greater China Fund, L.P., and has common management and ownership with Ancora Securities Inc., which is a registered broker-dealer.  Ancora Greater China Fund, LP acquired these securities in the ordinary course of its business and at the time of the purchase it did not have any arrangements or understandings with any person to distribute the securities.

4           Richard J. Church is the record holder of 50,000 shares of our common stock and warrants to purchase 50,000 shares of our common stock exercisable at $7.50 per share.  The number of shares offered includes 50,000 shares which are presently outstanding and 50,000 shares issuable upon the exercise of warrants.  The warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.9% of our then outstanding common stock.

5           Hudson Bay Fund LP is the record holder of 172,200 shares of our common stock and warrants to purchase 172,200 shares of our common stock exercisable at $7.50 per share.  The securities held of record by Hudson Bay Fund LP excludes securities held by Hudson Bay Overseas Fund, Ltd.  See footnote 6.  The number of shares offered includes 172,200 shares which are presently outstanding and 172,200 shares issuable upon the exercise of warrants.  The warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.9% of our then outstanding common stock.  Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Fund LP, has voting and investment power over these securities.  Sander Gerber is the managing member of Hudson Bay Capital GB LLC, which is the general partner of Hudson Bay Capital Management, L.P. Mr. Gerber disclaims beneficial ownership over these securities.

6           Hudson Bay Overseas Fund, Ltd. is the record holder of 300,877 shares of our common stock and warrants to purchase 300,877 shares of our common stock exercisable at $7.50 per share.  The securities held of record by Hudson Bay Overseas Fund, Ltd. excludes securities held by Hudson Bay Fund LP.  See footnote 5.  The number of shares offered includes 300,877 shares which are presently outstanding and 300,877 shares issuable upon the exercise of warrants.  The warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.9% of our then outstanding common stock.  Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Overseas Fund, Ltd., has voting and investment power over these securities.  Sander Gerber is the managing member of Hudson Bay Capital GB LLC, which is the general partner of Hudson Bay Capital Management, L.P. Mr. Gerber disclaims beneficial ownership over these securities.

7           Taylor International Fund Limited is the record holder of 153,847 shares of our common stock and warrants to purchase 153,847 shares of our common stock exercisable at $7.50 per share.  The number of shares offered includes 153,847 shares which are presently outstanding and 153,847 shares issuable upon the exercise of warrants.  The warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.9% of our then outstanding common stock.  Stephen S. Taylor is the natural person holding voting and dispositive control over securities held by Taylor International Fund Limited.  Mr. Taylor disclaims beneficial ownership of these securities.

8           2035718 Ontario Inc. is the record holder of 538,462 shares of our common stock and warrants to purchase 538,462 shares of our common stock exercisable at $7.50 per share.  The number of shares offered includes 538,462 shares which are presently outstanding and 538,462 shares issuable upon the exercise of warrants.  The warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.9% of our then outstanding common stock.  Rick Kung is the natural person holding voting and dispositive control over securities held by 2035718 Ontario Inc.  Mr. Kung disclaims beneficial ownership of these securities.

9           Blue Earth Fund LP is the record holder of 46,154 shares of our common stock and warrants to purchase 46,154 shares of our common stock which are exercisable at $7.50 per share.  The number of shares offered includes 46,154 shares which are presently outstanding and 46,154 shares issuable upon the exercise of warrants.  The warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.9% of our then outstanding common stock.  Brett Conrad is the natural person holding voting and dispositive control over securities held by Blue Earth Fund LP.  Mr. Conrad disclaims beneficial ownership of these securities.

Except as set forth in footnote 3 above, none of the selling security holders are broker-dealers or affiliates of broker-dealers.  None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

We are registering the shares of common stock which are presently outstanding as well as those issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the shares and warrants from time to time after the date of this prospectus. We will bear all fees and expenses incident to our obligation to register these securities.

The selling security holders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales made after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;
•	agreements entered into between broker-dealers and a selling security holder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, if available, rather than under this prospectus.  In addition, the selling security holders may transfer the shares of common stock by other means not described in this prospectus.  If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act of 1933 and the rules and regulations thereunder, the selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement we entered into with the selling security holders at the time we sold these securities, estimated to be $10,400 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling security holder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act of 1933 in accordance with the registration rights agreements or the selling security holders will be entitled to contribution.  We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act of 1933 that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreement or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP, 2200 Corporate Boulevard, N.W., Boca Raton, Florida  33431.

EXPERTS

Our consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended incorporated by reference into this prospectus have been audited by Li & Company, PC, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.  We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009,
•	our Current Report on Form 8-K as filed on April 1, 2010,
•	an additional Current Report on Form 8-K as filed on April 1, 2010,
•	our Current Report on Form 8-K as filed on April 15, 2010,
•	our Current Report on Form 8-K as filed on April 22, 2010,
•	our definitive proxy statement on Schedule 14A as filed on April 30, 2010,
•	our definitive additional materials on Schedule 14A as filed on April 30, 2010,
•	our Current Report on Form 8-K as filed on May 17, 2010, and
•	our Quarterly Report on Form 10-Q for the period ended March 31, 2010.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus.  Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus.  Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement under the Securities Act of 1933 with the SEC with respect to the shares to be sold by the selling security holders. This prospectus has been filed as part of the registration statement.  This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

Upon your written or oral request, we will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered at no cost to the requested a copy of any and all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.  Requests for such documents should be directed to Corporate Secretary, China Armco Metals, Inc., One Waters Park Drive, Suite 98, San Mateo, California  94403.

We file annual, quarterly and other reports and information with the SEC.  You may read and copy any materials that we file at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the SEC.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	a breach of the director's duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Nevada law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Nevada law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TABLE OF CONTENTS
	Page
Prospectus Summary	2	CHINA ARMCO METALS, INC.
Risk Factors	2
Special Note Regarding Forward-Looking Statements	8
Selling Security Holders	9	PROSPECTUS
Plan of Distribution	11
Legal Matters	13
Experts	13
Incorporation of Certain Information by Reference	13	________, 2010
Where You Can Find Additional Information	13
Commission Position on Indemnification for Securities Act Liabilities	14	3,076,928 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution.

The estimated expenses payable by China Armco Metals, Inc. in connection with the distribution of the securities being registered are as follows:

Amount to be Paid
SEC Registration Fee	$1,299
Printing Fees and Expenses	500
Legal Fees and Expenses	5,000
Accounting Fees and Expenses	1,500
Blue Sky Fees and Expenses	1,000
Transfer Agent and Registrar Fees	1,000
Miscellaneous	101
TOTAL	$10,400

Item 15.                      Indemnification of Directors and Officers.

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

 Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.                      Exhibits.

Exhibit Index	Description of Document	Filed Herewith	Previously Filed	Incorporated by Reference To:

2.1	Share Purchase Agreement between Cox Distributing, Inc. and Armco & Metawise (HK), Ltd., dated June 27, 2008.			Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on July 1, 2008.

3.1	Articles of Incorporation of the Registrant as filed with the Secretary of State of Nevada.			Exhibits 3.1 to the Registrant’s Registration Statement on Form SB-2 filed on August 27, 2007.

3.2	Bylaws of the registrant.			Exhibit 3.2 to the Registrant’s Registration Statement on Form SB-2 filed on August 27, 2007.

3.3	Amendments to Bylaws			Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on April 1, 2010..

4.1	Form of Warrant			Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2008.

4.2	Form of $7.50 Warrant (April 2010 Offering)			Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on April 20, 2010.

4.3	Form of Amendment to Subscription Agreement and Common Stock Purchase Warrant			Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2010.

5.1	Opinion of Schneider Weinberger & Beilly LLP	✓

10.1	Stock Option Agreement between Cox Distributing, Inc. and Feng Gao dated June 27, 2008			Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on July 1, 2008.

10.2	Call Option Agreement between Kexuan Yao and Feng Gao, dated June 27, 2008			Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on July 1, 2008.

10.3	Exclusive Consulting Agreement between Armco & Metawise (HK) Ltd. and Henan Armco & Metawise Trading Co., Ltd. dated June 27, 2008.			Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on July 1, 2008.

10.4	Exclusive Consulting Agreement between Armco & Metawise (HK) Ltd. and Armet (Lianyungang) Scraps Co., Ltd. dated June 27, 2008.			Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed on July 1, 2008.

10.5	Consulting Agreement between Stephen E. Cox (“Client”), and Capital Once Resource Co., Ltd. dated June 27, 2008	Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed on July 1, 2008.

10.6	Services Agreement between Stephen D. Cox Supply and Cox Distributing, Inc. dated June 27, 2008.	Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed on July 1, 2008.

10.7	Form of Subscription Agreement		Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2008.

10.8	Form of Regulation S Subscription Agreement		Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 31, 2008.

10.9	Cancellation Agreement with Feng Gao	✓

10.10	Employment Agreement with Mr. Kexuan Yao dated December 18, 2008		Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 13, 2009

10.11	Amendment to Call Option between Mr. Kexuan Yao and Ms. Feng Gao dated December 18, 2008		Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 13, 2009

10.12	China Armco Metals, Inc. 2009 Stock Incentive Plan		Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 28, 2009

10.13	Form of China Armco Metals, Inc. Restricted Stock Agreement		Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 28, 2009

10.14	Loan Agreement between Armet (Lianyungang) Renewable Resources Co., Ltd. and Bank of China Dated September 4, 2009		Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009

10.15	Banking Facilities Agreement between Armco & Metawise (H.K.) Limited and DBS Bank (Hong Kong) Limited dated April 22, 2009		Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009

10.16	Uncommitted Trade Finance Facilities Agreement between Armco & Metawise (H.K.) Limited and RZB Austria Finance (Hong Kong) dated March 25, 2009		Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009

10.17	Line of Credit Review Approval Notice between Henan Armco & Metawise Trading Co., Ltd. and Guangdong Development Bank Zhengzhou Branch dated October 21, 2009		Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009

10.18	General Agreement Relating to Commercial Credits between Armco & Metawise (HK) Limited and ING Bank N.V., Hong Kong Branch dated December 3, 2009		Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009

10.19	Armet (Lianyungang) Renewable Resources Co., Ltd. Scrap Metal Sales Contract between dated February 21, 2010		Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009

10.20	Form of Securities Purchase Agreement of April 2010 Offering		Exhibit 10.20 to the Registrant’s Current Report on Form 8-K filed on April 20, 2010.

10.21	Form of Registration Rights Agreement of April 2010 Offering		Exhibit 10.21 to the Registrant’s Current Report on Form 8-K filed on April 20, 2010.

10.22	Scrap Metal Sales Contract between Armet (Lianyungang) Renewable Resources Co. and Jiangsu Lihuai Iron & Steel Co., Ltd. dated February 21, 2010		Exhibit 10.19 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2010.

14.1	Code of Ethics		Exhibit 14.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009

21.1	List of subsidiaries of the Registrant		Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009

23.1	Consent of Li & Company, PC	✓

23.2	Consent of Schneider Weinberger & Beilly LLP (included in Exhibit 5.1)

Item 17.                      Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California on May 24, 2010.

CHINA ARMCO METALS, INC.

By:	/s/Kexuan Yao
Kexuan Yao, Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Kexuan Yao his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kexuan Yao	Chief Executive Officer, director, principal executive officer	May 24, 2010
Kexuan Yao

/s/ Fengtao Wen	Chief Financial Officer, principal financial and accounting officer	May 24, 2010
Fengtao Wen

/s/ Weigang Zhao	Director	May 24, 2010
Weigang Zhao

/s/ Tao Pang	Director	May 24, 2010
Tao Pang

/s/ Heping Ma	Director	May 24, 2010
Heping Ma

/s/ William Thomson	Director	May 24, 2010
William Thomson